NORTHWEST	Suite 704, 595 Howe Street
Box 35
LAW GROUP	Vancouver, British Columbia
Stephen F.X. O’Neill*†	Michael F. Provenzano		Canada V6C 2T5
Alan H. Finlayson	Christian I. Cu*†◊	Telephone:	(604) 687-5792
Charles C. Hethey *^	Brian S.R. O’Neill *†◊	Facsimile:	(604) 687-6650

Northwest Law Group is an association of independent lawyers and law corporations.

File #0267

January 15, 2013

IRELAND INC.
2441 West Horizon Ridge Parkway, Suite 100
Henderson, Nevada 89052

Dear Sirs:

RE:	IRELAND INC. (the “Company”)
- Registration Statement on Form S-3

We have acted as counsel to Ireland Inc., a Nevada corporation (the “Company”) in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) pertaining to the resale by the selling securityholders listed in the Registration Statement of:

(a)	Up to 8,896,901 outstanding shares of the Company’s common stock (the “Shares”); and

(b)

Up to 8,896,901 additional shares of the Company’s common stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants having an initial exercise price of $0.95 per share, and expiring November 30, 2016 (the “Warrants”).

The offer and sale of the Shares and the Warrant Shares will be made from time to time pursuant to the provisions of Rule 415 under the Securities Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus (the “Prospectus”) included with the Registration Statement or any supplements to the Prospectus that may be filed in the future (each, a “Prospectus Supplement”) other than as expressly stated in this opinion with respect to the Shares and the Warrant Shares.

In rendering the opinions set forth in below, we have reviewed (1) the Registration Statement, including the exhibits filed therewith; (2) copies of the Company’s Articles of Incorporation, as currently in effect (the “Company Articles”); the Company’s Bylaws, as currently in effect (the “Company Bylaws”); (3) certain records of the Company’s corporate proceedings, including resolutions of the directors approving the issuance of the Shares and the issuance of the Warrants; and (4) such corporate and other documents, records, papers and certificates as we have deemed necessary for the purposes of providing the opinions expressed herein. We have also relied, without investigation, upon an officers certificate executed by Douglas D.G. Birnie, the Company’s Chief Executive Officer, President and Secretary, and by Robert D. McDougal, the Company’s Chief Financial Officer and Treasurer as to certain factual matters.

For the purposes of the opinions expressed herein, we have assumed, without independent verification or investigation: (a) the genuineness and authenticity of all signatures on all documents examined by us; (b) the legal capacity of all natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to authentic originals of all documents submitted to us as certified, conformed or other copies; (e) that the documents submitted to us for our review have not been altered in any material effect; (f) the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents; and (g) that each of the factual matters certified in the officers certificate or certificates of public officials was true and correct when made, and remains true and correct on the date hereof.

*	Practicing through O’Neill Law Corporation	◊	Also of the Nevada State Bar
^	Also of the New York State Bar	†	Also of the Washington State Bar

NORTHWEST LAW GROUP
January 15, 2013

We have also assumed that, at the time the Company is or becomes obligated to issue any of the Warrant Shares upon exercise of the Warrants in accordance with their terms and conditions, the Company will have adequate authorized and unissued shares of common stock to fulfill such obligations, and will be in good standing with the Nevada Secretary of State. The opinions expressed herein are limited to the corporate laws of the State of Nevada, including the reported judicial decisions interpreting such laws.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth in this letter, we are of the opinion that:

1.	The Shares are validly issued, fully paid and non-assessable shares of the Company’s common stock; and

2.

The Warrant Shares, when issued and delivered upon the due exercise of the Warrants in accordance with their terms, including the receipt by the Company of the full exercise price therefor, will be validly issued, fully paid and non-assessable shares of the Company’s common stock.

This opinion letter is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm in the Prospectus and any Prospectus Supplements under the heading “Experts and Counsel.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ O’Neill Law Corporation

O'NEILL LAW CORPORATION*

* O’Neill Law Corporation is a member of Northwest Law Group

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